Exhibit 10.12

EXECUTION COPY

OMNIBUS AMENDMENT OF LEASES

THIS OMNIBUS AMENDMENT OF LEASES (the “Amendment”) is made and entered into effective as of
the          day of November, 2001, by and among S. C. JOHNSON & SON, INC. (“Lessor”), JOHNSON POLYMER, INC. (“Polymer”) and S. C. JOHNSON COMMERCIAL MARKETS, INC. (“ CMI”; Polymer and CMI, collectively, “Lessees”).

WITNESSETH:

WHEREAS, Lessor is party to four (4) Lease Agreements dated as of July 3, 1999 (collectively, the “Leases”; each individually, a “Lease”), pursuant to which it leases certain demised premises and equipment, as described in the Leases, located within Lessor’s Waxdale plant facility in Mt. Pleasant, Wisconsin (the “Premises”); and

WHEREAS, Lessor and Lessees desire to amend the Leases as provided herein; and

WHEREAS, Lessor and CMI are parties to that certain Agreement dated the same date hereof, pursuant to which Lessor has granted CMI, inter alia, a license to use certain brands and technology in connection with CMI’s manufacture, marketing and sale of certain products in commercial sizes (“SCJ-CMI License Agreement”); and

WHEREAS, capitalized terms used but not defined herein shall have the meanings given to them in the Leases; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessees hereby agree to amend the Leases in the following respects only:

1.    References to Amended Agreements.    For purposes of the Leases, the terms “Environmental Agreement,” “Technology Disclosure and License Agreement,” “SCJ-CMI License Agreement,” and any other agreements referred to by reference in the Leases shall include reference to any and all amendments to or restatements of such agreements, including, without limitation, those certain restatements of the Technology Disclosure and License Agreement and the SCJ-CMI License Agreement of even date herewith.

2.    Lessor Termination Rights.

(a) Notwithstanding anything to the contrary contained in (i) that certain Lease between Lessor and CMI demising a portion of Building 65 within the Premises (“Lease No. 1”) and (ii) that certain Lease between Lessor and Polymer demising Buildings 52, 53, 54, 66, 66A, 70, 71, 72 and the Nitrogen Plant within the Premises (“Lease No. 2”) (such Leases, the “Long Term Leases”), Lessor shall have the right, in Lessor’s sole and absolute discretion, to terminate either or both of the Long Term Leases at any time during the Lease Terms thereof (as extended or renewed), provided:

(i)    The SCJ-CMI License Agreement and/or Technology Disclosure and License Agreement is terminated pursuant to the terms thereof; and

(ii)    Lessor provides the applicable Lessee(s) with at least eighteen (18) months prior written notice (with respect to Lease No. 1) and/or at least thirty (30) months prior written notice (with respect to Lease No. 2) of its desire to so terminate the applicable Long Term Lease(s); or

(iii)    Lessor provides the applicable Lessee(s) with at least thirty (30) days prior written notice of its desire to so terminate the applicable Long Term Lease(s) and agrees to act as a contract manufacturer for such Lessee(s), with respect to the products manufactured, packaged and produced by such Lessee(s) at the applicable Premises, for a period of eighteen (18) months following the delivery of such notice (with respect to Lease No. 1) and a period of thirty (30) months (with respect to Lease No. 2), pursuant to written manufacturing agreements to be entered into between the parties (“Manufacturing Agreements”). Lessee(s) hereby agree, which agreement shall be set forth in the relevant Manufacturing Agreements, that: (A) Lessee(s) shall allow Lessor to use all equipment located on the applicable Premises to the extent required for Lessor to perform its obligations thereunder; (B) Lessee(s) shall lease all employees of Lessee(s) then working on the applicable Premises to Lessor to the extent required for Lessor to perform its obligations thereunder; (C) Lessee(s) shall grant or obtain for Lessor all rights necessary for Lessor to manufacture any products which are then currently manufactured, or proposed to be manufactured, at the applicable Premises, including intellectual property rights related to the manufacture, production, packaging and distribution of CMI and Polymer products to the extent required for Lessor to perform such activities in the same manner as the Lessee(s) prior to the termination of such Leases; and (D) Lessee(s) shall pay for all expenses associated with such equipment, employees and the granting or obtaining of intellectual property rights and indemnify, save and hold Lessor harmless from and against all costs, expenses, losses, claims, damages, and liabilities associated therewith, including, without limitation, reasonable attorney fees and expenses. The Manufacturing Agreements shall also contain such additional terms and conditions as are reasonably acceptable to Lessor and such Lessee(s) (taking into account the types of commercially reasonable terms and conditions typically contained in such agreements)

(b)    Notwithstanding anything to the contrary contained in (i) that certain Lease between Lessor and CMI demising Buildings 59 and 63 (along with certain equipment located therein) within the Premises and (ii) that certain Lease between Lessor and Polymer demising Buildings 50, 57 and 59 within the Premises (such Leases, the “Short Term Leases”), Lessor shall have the right, in Lessor’s sole and absolute discretion, to terminate either or both of the Short Term Leases at any time during the Lease Terms thereof (as extended or renewed), provided:

(i)    The SCJ-CMI License Agreement and/or Technology Disclosure and License Agreement is terminated pursuant to the terms thereof; and

(ii)    Lessor provides the applicable Lessee(s) with at least six (6) months prior written notice of its desire to so terminate the applicable Short Term Lease(s); or

(iii)    Lessor (A) provides the applicable Lessee(s) with at least thirty (30) days prior written notice of its desire to so terminate the applicable Short Term Lease(s); and (B) agrees to act as a contract manufacturer for such Lessee(s), with respect to the products produced by such Lessee(s) at the applicable Premises, for a period of six (6) months following the delivery of such notice, pursuant to Manufacturing Agreements which shall contain the terms and conditions set forth in clause (a)(iii) above (other than the eighteen (18) or thirty (30) month term, as applicable).

(c)    Upon the exercise of such termination right by Lessor with respect to the Long Term Leases, Short Term Leases, or both, Lessee(s) shall be required, following the expiration of the applicable notice periods, to vacate the Premises on the terms and conditions specified in the Leases.

(d)    The eighteen (18) month, thirty (30) month, and six (6) month prior notice periods specified in clauses (a)(ii) and (b)(ii) above shall have no effect on Lessor’s immediate right to terminate the Long Term Leases or Short Term Leases in the event of the applicable Lessee(s)’ default under Section 27(a) of the Leases (as amended by this Amendment). In addition, in the event of any such default by the applicable Lessee(s), Lessor shall also have the immediate right to terminate any Manufacturing Agreement then in effect with respect to the products manufactured at the applicable premises.

(e)    Lessor shall also have the right, but not the obligation, during the eighteen (18) month and thirty (30) month prior notice periods specified in clause (a)(ii) above and the six (6) month prior notice period specified in clause (b)(ii) above, to construct the improvements and undertake the activities set forth in Exhibit A hereto in anticipation of a possible Successor Lessee (as defined in Section 5 of this Amendment) occupying the Premises. Lessor or Lessee (as applicable) shall bear all costs and expenses related thereto in the manner specified in Section 5 below and Exhibit A.

3 .    Amended and Additional Events of Default.    Section 27(a)(ii) of the Leases is hereby deleted in its entirety and replaced with the following:

“(ii)    The occurrence of any of the following:

(A)    If Lessee shall commence or institute any case, proceeding or other action (1) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(B)    If Lessee shall make a general assignment for the benefit of creditors; or

(C)    If any case, proceeding or other action shall be commenced or instituted against Lessee (1) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future laws of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (a) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (b) remains undismissed for a period of sixty (60) days; or

(D)    If any case, proceeding or other action shall be commenced or instituted against Lessee seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(E)    If Lessee shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the events set forth in clauses (A), (B), (C) or (D) above; or

(F)    If a trustee, receiver or other custodian is appointed for any substantial part of the assets of Lessee which appointment is not vacated or stayed within thirty (30) days.”

4.    Bankruptcy of Lessees.    The following is hereby added as an additional section to the Leases:

“Bankruptcy of Lessees.    If, following the filing of a motion or petition by or against Lessee in a bankruptcy court, Lessor shall not be permitted to terminate this Lease as herein provided because of the provisions of Title 11 of the United States Code relating to Bankruptcy, as amended (the “Bankruptcy Code”), then Lessee (other than Lessee as a “Debtor-in-Possession” but only so long as the Lessee continues to be controlled by the Exempt Persons as defined in that certain Distribution Agreement among Lessor, CMI and Polymer) and any trustee for Lessee agree to promptly, but no later than sixty (60) days after motion or petition by Lessor to the bankruptcy court, assume or reject this Lease, and Lessee agrees not to seek or request any extension or adjournment of any motion or petition to assume or reject this Lease by Lessor with such court. Such Lessee’s, or the trustee’s, failure to assume this Lease within said sixty (60) day period shall be deemed a rejection. Lessor shall thereupon immediately be entitled to possession of the Premises and any applicable leased Equipment without further obligation to Lessee or the trustee, and this Lease shall be terminated, except that Lessor’s right to damages for Lessee’s default shall survive such termination.

Lessee (including Lessee as a “Debtor in Possession”) or any trustee for Lessee may only assume this Lease if (i) it cures or provides adequate assurance that the trustee will promptly cure any default hereunder, (ii) it compensates or provides adequate assurance that the Lessee will promptly compensate Lessor for any actual pecuniary loss to Lessor resulting from Lessee’s default, and (iii) it provides adequate assurance of future performance under this Lease by Lessee. In no event after the assumption of this Lease by Lessee (other than Lessee as a “Debtor-in-Possession” but only so long as the Lessee continues to be controlled by the Exempt Persons as defined in that certain Distribution Agreement) or any trustee for Lessee shall any then-existing default remain uncured for a period in excess of ten (10) days.”

5 ..    Successor Lessees.    The following is hereby added as an additional section to the Leases:

“Successor Lessees.    Lessor, Polymer and CMI acknowledge that, as a result of their similar ownership and other close affiliations, the Premises have been leased to Polymer and CMI pursuant to the terms of the Leases (i) without a number of security and operational improvements which would otherwise be required to be constructed if the Premises were leased to unrelated third parties and (ii) on the basis of sharing a number of common services and building and property systems which would otherwise be required to be physically divided and provided for on a separate basis if the Premises were leased to unrelated third parties. Therefore, in the event any person or entity other than Polymer or CMI (except for Polymer or CMI as a “Debtor-in-Possession” but only so long as Polymer or CMI, as the case may be, continues to be controlled by the Exempt Persons as defined in that certain Distribution Agreement) becomes a lessee under any of the Leases or Polymer or CMI undergo a Change in Control, whether as a result of the occurrence of any of the events set forth in Section 27(a)(ii) of the Leases (as amended by this Amendment) or otherwise (any such person or entity or Polymer or CMI, following a Change in Control, a “Successor Lessee”), then (a) Lessor shall have the right, but not the obligation, to construct the improvements and undertake the activities set forth in Exhibit A hereto (and, in that event and notwithstanding any other provision in the Leases or any cost sharing agreement between Lessor, CMI and/or Polymer, the Lessor or Successor Lessee (as applicable) shall bear all costs and expenses related thereto in the manner specified in Exhibit A); and (b) any such Successor Lessee shall be required to comply with such reasonable additional rules and regulations promulgated by Lessor, including, without limitation, the requirement that any non-employee visitors of Successor Lessee to the Premises execute a visitor agreement in form and substance reasonably satisfactory to Lessor. Nothing in this section shall be deemed to be a consent to the assignment of the Leases by Polymer or CMI or otherwise be deemed to be a modification of the assignment or change in control restrictions binding Polymer and CMI under the terms of the Leases.”

6 .    Section 4 of Lease No. 2.    The last sentence of Lease No. 2 is hereby amended to read as follows:

“Upon termination of this Lease for any reason, other than for Lessor’s breach or if Lessor gives Lessee 24 months termination notice as described above, Lessee shall pay Lessor an accord, satisfaction and settlement for the clean up, reconditioning, redevelopment and restoration of the Facility, in an amount equal to the then-current net book value of the Facility within 60 days after the termination of this Lease; provided, however, this Section 4 shall in no event create any obligation on the part of Lessor to actually clean up, recondition, redevelop or restore the Facility.”

7.    Power and Authority of Parties.    Each party hereby represents and warrants that it has the power and authority to enter into this Amendment. The person executing this Amendment on behalf of each party hereby represents and warrants that he/she has been duly authorized to execute this Amendment for and on behalf of such party.

8.    Leases in Full Force and Effect.    Except as herein provided, all of the terms and provisions of the Leases shall remain unmodified and in full force and effect, and, as modified hereby, the Leases are hereby ratified and confirmed in all respects.

9.    Counterparts.    This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the day and year first written above.

LESSOR:

S.C. JOHNSON & SON, INC.

By:	/s/ DAVID HECKER
Name:
Its:

LESSEES:

JOHNSON POLYMER, INC.

By:	/s/ KEES VERHAAR
Name:
Its:

S. C. JOHNSON COMMERCIAL MARKETS, INC.

By:	/s/ MICHAEL J. BAILEY
Name:
Its: